QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8(h)

AADVANTAGE® PARTICIPATION AGREEMENT

by and between

AMERICAN AIRLINES, INC.

and

PROTECTIVE LIFE INSURANCE COMPANY

i

9.	Participant Obligations Regarding Broker-Dealers and Designees		3
10.	Marketing and Advertising		3
	10.1.	Web Site and Toll-Free Number
	10.2.	Direct Mail Promotion
	10.3.	Other Marketing
	10.4.	American's Promotion of Participant
	10.5.	American Approval of Promotional Materials; Graphics Standards
	10.6.	Participant Approval of Promotional Materials; Graphics Standards
	10.7.	Suspension of Advertising
	10.8.	Change in Marketing Channels
	10.9.	Termination
11.	Reports; Audits		3
	11.1.	Participation Reports
	11.2.	Audit Access
	11.3.	Survival
12.	Notices		3
13.	Counterparts		4
Schedule 1—Definitions			Schedule 1-1
Schedule 2—Key Legal Terms and Conditions			Schedule 2-1
Attachment A—Data Flow Documentation			A-1
Attachment B—Guidelines for Producing AADVANTAGE Related Materials and Using the AADVANTAGE Travel Awards' Trademark			B-1
Attachment C—Participant's Program			C-1

ii

AADVANTAGE(1) PARTICIPATION AGREEMENT

        This AADVANTAGE Participation Agreement ("this Agreement") is made as of November 4, 2003 (the "Effective Date"), by and between American Airlines, Inc., a corporation organized and existing under the laws of Delaware, having its principal office at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155 ("American") and Protective Life Insurance Company, a corporation organized and existing under the laws of Tennessee, having its principal office at 2801 Highway 280 South, Birmingham, Alabama 35223 ("Participant").

(1)
AADVANTAGE is a registered trademark of American Airlines, Inc.

        WHEREAS, American has developed the AADVANTAGE Program, under which Members are awarded AADVANTAGE Miles for travel on American, its airline Affiliates and certain other AADVANTAGE Participants, and for the purchase of goods or services from other AADVANTAGE Participants in association with the AADVANTAGE Program, and can obtain Award Travel and other AADVANTAGE Awards for such AADVANTAGE Miles; and

        WHEREAS, American is willing to allow Participant to participate in the AADVANTAGE Program on the following terms and conditions.

        NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties hereto agree as follows:

          1.    Definitions.

        Terms with their initial letters capitalized (or otherwise defined) shall have the meanings ascribed to them in Schedule 1 or where otherwise defined in this Agreement.

          2.    Key Legal Terms and Conditions.

        This Agreement shall incorporate the key legal terms and conditions set forth in Schedule 2 and such terms and conditions shall be interpreted by reference to this Agreement.

          3.    Mileage Accrual.

            3.1.    Mileage Accrual.    In connection with each Qualifying Transaction: (i) Participant shall purchase from American, and American shall sell to Participant, AADVANTAGE Miles upon payment terms specified herein, (ii) Participant shall award to Members one (1) Base Mile for each one Dollar (US$1.00) spent by a Member on a Qualifying Transaction (as further described in Attachment C (Participant's Program)) and (iii) American shall post such AADVANTAGE Miles to Member's AADVANTAGE Accounts in accordance with Section 5.6 (Transaction Processing). If economically feasible for the Parties, as determined by each Party in its sole discretion, the Parties agree to consider additional opportunities for the accrual of AAdvantage Miles by Members for products or services not currently eligible for accrual, provided, however, nothing herein shall obligate a Party to implement such opportunity. In the event the Parties mutually agree to implement such opportunity, the specific terms and conditions agreed upon shall be described in an amendment, which shall be incorporated into and become a part of this Agreement upon execution by both Parties.

            3.2.    Good Standing.    American will post AADVANTAGE Miles hereunder only if such Member is enrolled and in good standing in the AADVANTAGE Program. In order for a Member to be in good standing such Member must not engage in activity that is contrary to AADVANTAGE Program Rules. There shall be no refunds to Participant for AADVANTAGE Miles posted by American to a Member's AADVANTAGE Account that are subsequently canceled or voided by American due to such Member's failure to be in good standing as of the date such AADVANTAGE Miles were posted or due to the circumstances described in Section 5.11 (AADVANTAGE Program Abuse).

            3.3.    Rounding.    In any Qualifying Transaction, if applicable, a partial AADVANTAGE Mile in such Transaction of (a) .50 or greater shall be rounded up to one (1) AADVANTAGE Mile and (b) .49 or less shall be rounded down to zero (0) AADVANTAGE Miles.

            3.4.    Bonus Miles.    Participant may offer Bonus Miles for special promotions with American's prior written consent.

            3.5.    Survival.    Sections 3.2 (Good Standing) and 3.3 (Rounding) shall survive termination or expiration of this Agreement and shall continue in full force and effect until all AADVANTAGE Miles awarded hereunder have been paid for by Participant.

          4.    Charges.    [Confidential]

          5.    Program Content and Administration.

            5.1.    Program Content.    Participant will award AADVANTAGE Miles to Members who purchase or invest additional moneys in, Participant's Product or Service ("Qualifying Transaction"), as provided in this Agreement, and American will sell AADVANTAGE Miles to Participant upon payment terms set out in this Agreement and more fully detailed in Attachment C (Participant's Program). Pursuant to Section 8.1 (Report from Participant), Participant will process and report within seventy (70) days following the date of a Member's acknowledgement of receipt of Participant's Product or Service. Other than the fees and charges expressly provided for in Participant's Product or Service, Participant will not charge a Member any fee to participate in Participant's program.

            Except as expressly provided herein, Participant is responsible for all costs and expenses associated with administration of Participant's Product or Service and Participant's participation in the AADVANTAGE Program.

            5.2.    AADVANTAGE Program Enrollment.    Prospective Members must be enrolled in the AADVANTAGE Program in accordance with AADVANTAGE Program Rules in order to earn AADVANTAGE Miles hereunder. American will not post AADVANTAGE Miles hereunder until an AADVANTAGE Account number has been assigned.

            5.3.    AADVANTAGE Program Administration.    Administration of the AADVANTAGE Program shall be performed by American and all AADVANTAGE Program Rules shall apply to Participant's participation in the AADVANTAGE Program. American will issue all related AADVANTAGE Program materials.

            5.4.    Customer Service.    [Confidential]

            5.5.    Member Disputes.    [Confidential]

            5.6.    Transaction Processing.    [Confidential]

            5.7.    Training.    [Confidential]

            5.8.    American Marks.    [Confidential]

            5.9.    Participant's Marks.    [Confidential]

            5.10.    Applicable Law.    [Confidential]

            5.11.    AADVANTAGE Program Abuse.    [Confidential]

            5.12.    Cancellation or Alteration of AADVANTAGE Program.    Participant acknowledges that American may, in its sole discretion, cancel or, from time to time, alter any part of the

    AADVANTAGE Program, the AADVANTAGE Program Rules, the AADVANTAGE mileage accrual structure, or any AADVANTAGE Award at any time and may offer supplemental award promotions; provided, however, that no such cancellation or alteration shall amend or change the terms of this Agreement. American's exercise of this right shall be without any liability, obligation or additional compensation of any kind to Participant, including any liability pursuant to Section 1.2, Schedule 2 (American Indemnification). American may add or delete other Persons as AADVANTAGE Participants, subject to Section 6.2 (American's Agreement as to Exclusivity).

          6.    Exclusivity.    [Confidential]

          7.    Term of Agreement.    [Confidential]

          8.    Reports.    [Confidential]

          9.    Participant Obligations Regarding Broker-Dealers and Designees.    [Confidential]

          10.    Marketing and Advertising.    [Confidential]

          11.    Reports; Audits.    [Confidential]

          12.    Notices.    All notices, reports, invoices and other communications required or permitted under this Agreement to be given to or made upon a Party to this Agreement in writing, shall be addressed as provided below and shall be considered as properly given and received if (i) when delivered in person (and a signed acknowledgment of receipt is obtained), (ii) sent by an express courier delivery service which provides signed acknowledgments of receipt, (iii) deposited in the U.S. certified or registered first class mail, postage prepaid, return receipt requested or (iv) transmitted by facsimile upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that the transmission was received. All notices will be effective upon receipt. For the purposes of notice, the addresses of the Parties shall be as set forth below; provided, however, that either Party shall have the right to change its address for notice under this Agreement to any other location by giving not less than thirty (30) days notice to the other Party in the manner set forth above.

If to American:
By Mail:	American Airlines, Inc. P.O. Box 619616, MD 2401 DFW Airport, TX 75261-9616
	Attn:	Edward R. French, President AADVANTAGE Marketing Programs
	E-mail:	ed.french@aa.com
	Phone:	(817) 967-2843
	Fax:	(817) 931-4159
By Courier:	14770 Trinity Blvd., MD 2401 Fort Worth, TX 76155
	Attn:	Edward R. French, President AADVANTAGE Marketing Programs
	E-mail:	ed.french@aa.com
	Phone:	(817) 967-2843
	Fax:	(817) 931-4159
If to Participant:
Protective Life Insurance Company 7 West Seventh Street, Suite 1670 Cincinnati, Ohio 45202
	Attn:	John B. Deremo Sr. Vice President
	E-mail:	john.deremo@protective.com
	Phone:	800 628 6390 × 1526
	Fax:	(513) 357 4420
With a copy to:	Protective Life Corporation 2801 Highway 280 South Birmingham, AL 35223
	Attn:	Steve M. Callaway Sr. Associate Counsel
	E-mail:	steve.callaway@protective.com
	Phone:	(800) 627-0220 or (205) 268-3804
	Fax:	(205) 268-3597

          13.    Counterparts.    This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the Parties shall follow such delivery by prompt delivery of originals of such pages).

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PROTECTIVE LIFE INSURANCE COMPANY		AMERICAN AIRLINES, INC.
By:	/s/ John B. Deremo	By:	/s/ Edward R. French
Title:	Sr. Vice President	Title:	President, AADVANTAGE Marketing Programs

SCHEDULE 1
DEFINITIONS

[Confidential]

Schedule 1-1

SCHEDULE 2
KEY LEGAL TERMS AND CONDITIONS

1.
INDEMNIFICATION; LIMITATION OF LIABILITY.    [Confidential]

2.
Default; Remedies; Other Rights; Effect of Termination.    [Confidential]

3.
Representations and Warranties of Participant.    [Confidential]

4.
Representations and Warranties of American.    [Confidential]

5.
Governing Law; Consent to Jurisdiction; Attorneys Fees.    [Confidential]

6.
Waiver.    No waiver of a breach of any provision of this Agreement by either Party shall constitute a waiver of any subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an officer of the other Party.

7.
American's Confidential Information.    [Confidential]

8.
Participant's Confidential Information.    [Confidential]

9.
Force Majeure.    [Confidential]

10.
Independent Contractor.    Nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership or joint venture relationship between the Parties. The Parties expressly disclaim such relationship, agree that they are acting solely as independent contractors hereunder and agree that the Parties have no fiduciary duty to one another or any other special or implied duties that are not expressly stated herein.

11.
Entire Agreement.    This Agreement and all Schedules and Attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous agreement or understanding, whether written or oral, if any, between the Parties with respect to such subject matter. This Agreement may be modified only by a further written agreement signed by all of the Parties hereto. THERE ARE NO ORAL AGREEMENTS CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT.

12.
Successors and Assigns.    [Confidential]

13.
Taxes.    [Confidential]

14.
Captions.    The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of the provisions hereof.

15.
Construction.    The Parties acknowledge and agree that this Agreement has been drafted and prepared through the efforts of both Parties and the rule of construction that any vague or ambiguous terms are to be construed against the Party drafting same shall not be applied to either Party to this Agreement.

16.
Severability.    If any provision of this Agreement is deemed to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected, and this Agreement shall continue in full force and effect.

17.
No Third Party Beneficiaries.    All rights, remedies and obligations of the Parties under this Agreement shall accrue or apply solely to the Parties hereto or their permitted successors or assigns and there is no intent to benefit any other Person, including without limitation Members.

Schedule 2-1

SCHEDULE 2
KEY LEGAL TERMS AND CONDITIONS

TABLE OF CONTENTS

i

13.	Taxes		8
	13.1	Participant Taxes	8
	13.2	Indemnity for Taxes	8
	13.3	Withholding	8
	13.4	Survival	9
14.	Captions		9
15.	Construction		9
16.	Severability		9
17.	No Third Party Beneficiaries		9

ii

Attachment A

Data Flow Documentation

[Confidential]

A-1

Attachment B

Guidelines for Producing AADVANTAGE Related Materials
and Using the AADVANTAGE Travel Awards' Trademark

[Confidential]

B-1

Attachment C

Participant's Program

        Participant will award AADVANTAGE Miles to AADVANTAGE Members for Qualifying Transactions. The number of AADVANTAGE Miles awarded will be based on the amount of a Member's initial purchase payment. Participant may also award additional AADVANTAGE Miles based on subsequent purchase payments. Whether Participant awards AADVANTAGE Miles for subsequent purchase payments depends in part on whether Participant continues to participate in the AADVANTAGE Program.

        Participant will award one AADVANTAGE Mile for every one Dollar (US$1.00) of initial and subsequent purchase payments. From time to time, however, Participant may change the number of AADVANTAGE Miles awarded per Dollar of purchase payments upon American's prior written approval. The number of AADVANTAGE Miles awarded per Dollar of initial purchase payments may be different than the number Participant awards per Dollar of subsequent purchase payments. With American's prior written approval, Participant may award more or less than one (1) AADVANTAGE Mile per Dollar of a purchase payment. Members may contact Participant at any time to find out the number of AADVANTAGE Miles Participant is awarding per Dollar of purchase payments. Within seventy (70) days after Participant receives a Member's acknowledgement that such Member received his or her MileageCredit Variable Annuity contract, Participant will report to American the number of AADVANTAGE Miles to be awarded to the Member's AADVANTAGE Account. If a Member returns his or her MileageCredit Variable Annuity contract during the right-to-cancel period, however, Participant will not award any AADVANTAGE Miles to such Member. A Qualifying Transaction will have a minimum initial purchase value of US$10,000.00. Initial Purchase Payments may be made at any time prior to the earlier of: (1) the oldest owner's 76th birthday; or (2) the annuitant's 76th birthday. No purchase payment will be accepted within ten (10) years of the annuity commencement date then in effect. The minimum subsequent purchase payment Participant will accept is US$10,000.00. The maximum aggregate purchase payment(s) Participant will accept for a Qualifying Transaction without prior administrative office approval is US$1,000,000.00. Participant will issue the Member's MileageCredit Variable Annuity contract when it receives and accepts the Member's complete application information and an initial purchase payment.

C-1

QuickLinks

TABLE OF CONTENTS
AADVANTAGE(1) PARTICIPATION AGREEMENT
SCHEDULE 1 DEFINITIONS
SCHEDULE 2 KEY LEGAL TERMS AND CONDITIONS
SCHEDULE 2 KEY LEGAL TERMS AND CONDITIONS TABLE OF CONTENTS
Attachment A
Attachment B
Attachment C